Exhibit 4.4

AMENDMENT TO

TAPIMMUNE INC.

2014 OMNIBUS STOCK OWNERSHIP PLAN,

AS AMENDED THROUGH AUGUST 29, 2017

WHEREAS, the 2014 Omnibus Stock Ownership Plan (the “Plan”) was originally adopted by the Company and approved by the stockholders on August 29, 2017;

WHEREAS, on May 14, 2018, the Board of Directors approved an amendment to increase the shares authorized and available under the Plan by 6,616,666 shares (the “Amendment”) and authorized the submission of the Amendment to the stockholders for approval; and

WHEREAS, on August 29, 2017, the stockholders approved the Amendment to the Plan at the Company’s annual meeting and the shares authorized under the Plan were increased by 6,616,666 shares from 1,383,334 shares to 8,000,000.

NOW THEREFORE, Section 3.a titled “Scope of the Plan” is amended as follows:

The reference to “1,383,334” is replaced with “8,000,000”, to reflect the approved increase in the shares reserved under the Plan.

All other terms and conditions of the Plan remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to sign this Amendment to the TapImmune Inc. 2014 Omnibus Stock Ownership Plan on its behalf.

TAPIMMUNE INC.

Michael Loiacono, Chief Financial Officer